BRITISH COLUMBIA

Number: BC0281920

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that HIGH 5 VENTURES INC. changed its name to 37 CAPITAL INC. on July 7, 2014 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 7, 2014

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE